Exhibit (m)(1)

Amended and Restated Distribution Plan.

Exhibit (m)(1)

FFTW FUNDS, INC.
INVESTOR CLASS SHARES

AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO
RULE 12b-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

     WHEREAS, FFTW Funds, Inc. ( the “Fund”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale to the public shares of common stock;

     WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”) applicable to the Investor Class Shares of each Portfolio of the Fund (each a “Portfolio”; collectively, the “Portfolios”) listed on Schedule A hereto, each a series of shares of the Fund, pursuant to which each such Portfolio shall be authorized to make payments relating to the distribution of Investor Class Shares and to make payments relating to the provision of certain administrative support services for the beneficial owners of such Investor Class Shares;

     WHEREAS, the Fund has entered into a Distribution Agreement (“Distribution Agreement”) with Quasar Distributors LLC (“Distributor”), pursuant to which Distributor has agreed to serve as distributor for the various series and classes of shares of the Fund during the continuous offering of its shares; and

     WHEREAS, the Fund or the Distributor intend to enter into agreements (“Shareholder Services Agreements”) with certain financial institutions, broker-dealers, pension administrators and other financial intermediaries (“Service Organizations”) pursuant to which the Service Organizations will perform certain administrative support services for the beneficial owners of the Portfolios’ Investor Class Shares.

     NOW, THEREFORE, the Fund hereby adopts this 12b-1 Plan with respect to the Investor Class Shares of the Fund in accordance with Rule 12b-1 under the 1940 Act.

I. AUTHORIZED DISTRIBUTOR AND SHAREHOLDER SERVICES AGREEMENTS

     A. Pursuant, and subject to, the Distribution Agreement, Distributor will itself, or collectively through other financial institutions, broker-dealers, financial intermediaries or other persons (“Authorized Persons”, and together with the Distributor and the Service Organizations, the “12b-1 Plan Providers”) who have entered into Authorized Distributor Agreements (as defined below), provide distribution services in respect of the Investor Class Shares of each Portfolio, which distribution services may also include the provision of administrative support services for the beneficial owners of such Investor Class Shares of the type that may be provided by Service Organizations pursuant to the Shareholder Services Agreements.

     B. The Distributor is required, and is authorized, to enter into an agreement with each Authorized Person (“Authorized Distributor Agreement”) to, among other things, engage the Authorized Person to provide some or all of the services contemplated in Section I.A and provide for the compensation of the Authorized Person for the provision of such services. The Distributor may allocate all or a portion of the fees (as described in Section II below) to be paid to it to such Authorized Person as compensation for such services.

      C. The Distributor, or any officer of the Fund, is authorized to execute and deliver, on behalf of the Fund, written Shareholder Services Agreements, a form of which shall be approved by the Board of Directors of the Fund (the “Board”) with Service Organizations which are shareholders of record or which have a servicing relationship with the beneficial owners of Investor Class Shares of the Portfolios. Such Shareholder Services Agreements shall require Service Organizations to provide administrative support services to their customers who own Investor Class Shares as set forth therein and as described in the Fund’s applicable prospectus.

     D. The distribution, administrative support and other related services contemplated in this 12b-1 Plan, the Distribution Agreement, the Authorized Distributor Agreements and the Shareholder Services Agreements are herein referred to as the “12b-1 Plan Services”.

II. COMPENSATION

     A. Each Portfolio is authorized to pay distribution and/or service fees (which fees are referred to in this 12b-1 Plan as “fees”) to the 12b-1 Plan Providers who provide 12b-1 Plan Services in relation to such Portfolio as compensation for the provision by such providers of 12b-1 Plan Services. The annual sum of all fees paid to all 12b-1 Plan Providers who provide 12b-1 Plan Services in relation to a Portfolio shall not exceed 0.25% on an annualized basis of the average daily net assets of that Portfolio’s Investor Class Shares. Notwithstanding the immediately preceding sentence, to the extent 12b-1 Plan Services provided to a Portfolio are services provided by a Service Organization pursuant to a Shareholder Services Agreement, or similar administrative support services provided by the Distributor or an Authorized Person (the “12b-1 Plan Administrative Support Services”), the sum of all the fees paid to each 12b-1 Plan Provider providing such 12b-1 Administrative Support Services in relation to such Portfolio shall not exceed an annual rate of 0.25% of the average daily net assets of the Investor Class Shares of such Portfolio owned by such 12b-1 Plan Provider’s customers.

     B. The fees contemplated in Section II.A shall be calculated, and shall accrue, daily and shall be paid monthly or at such other intervals as the Fund and the Distributor, or (in the case of 12b-1 Plan Services provided pursuant to Shareholder Services Agreements) as the Fund and the applicable Service Organization, shall agree.

     C. The Fund may pay a fee to a 12b-1 Plan Provider at a rate that is lower than the maximum rate specified in Section II.A of this 12b-1 Plan, as determined by the Fund and as approved in the manner specified in Sections V.B and V.C of this 12b-1 Plan.

     D. The amount of the fees payable by a Portfolio to 12b-1 Plan Providers under Section II.A hereof, the Distribution Agreement, the Authorized Distributor Agreements and the Shareholder Services Agreements need not be related directly to expenses incurred by the 12b-1 Plan Providers on behalf of the Portfolio in serving as 12b-1 Plan Providers in relation to the Portfolio’s Investor Class Shares. None of Section III of this 12b-1 Plan, the Distribution Agreement, the Authorized Distributor Agreements or the Shareholder Services Agreements obligate the Fund to reimburse the 12b-1 Plan Providers for such expenses. If the distribution and servicing expenses with respect to the Investor Class Shares of the Portfolios exceed the fees set forth above, the Portfolios will not pay any 12b-1 Plan Provider any additional fees. Conversely, if the expenses of a 12b-1 Plan Provider are less than the fee set forth above, then the other applicable party shall be entitled to keep any excess fee.

     E. The fees set forth in Section II.A of this 12b-1 Plan may be paid by a Portfolio to the relevant 12b-1 Plan Providers unless and until this 12b-1 Plan is terminated or not renewed with respect to the Investor Class Shares of such Portfolio. If this 12b-1 Plan is terminated or not renewed with respect to the Investor Class Shares, any distribution and servicing expenses incurred by a 12b-1 Plan Provider on behalf of the Investor Class Shares in excess of the payments of the fees specified in Section II.A. hereof which such 12b-1 Plan Provider has received or accrued through the termination date are the sole responsibility and liability of such 12b-1 Plan Provider and are not obligations of the Fund.

     F. All expenses incurred by a Portfolio in respect of this 12b-1 Plan shall be borne solely by the holders of the Investor Class Shares of such Portfolio. No assets of any other class of the Portfolio’s shares or any other Portfolio shall be used to pay such expenses.

     G. Nothing in this 12b-1 Plan shall be construed to prevent the Board from approving the payment by any Portfolio for any “Service Activities” (as defined below) or other services to a Service Organization outside of this 12b-1 Plan, where such Service Activities or other services, are determined by the Board not to be primarily intended to result in the sale of shares of any Portfolio.

III. DISTRIBUTION EXPENDITURES

     Each Portfolio may pay to the 12b-1 Plan Providers, subject to the limits described in Section II.A above, such amounts as the Fund deems appropriate on any activities or expenses primarily intended to result in the sale of the Investor Class Shares of that Portfolio, including, but not limited to: (a) paying and financing the payment of commissions or other costs or payments relating to selling or servicing efforts (including reimbursing the Distributor for the payment of sales commissions to Authorized Persons), (b) paying interest, carrying, or any other financing charges on any unreimbursed distribution or other expense incurred in a prior fiscal year of the Portfolio whether or not such charges and unreimbursed distribution or other expense is determined to be a legal obligation of the Portfolio, in whole or in part, by the Board, (c) compensation to employees of the Distributor, (d) compensation to and expenses, including overhead and telephone expenses, of Distributor, and Authorized Persons who engage in or support the distribution of shares, (e) the costs of printing and distributing prospectuses, statements of additional information and annual and interim reports of the Fund for other than existing shareholders, (f) the costs of preparing, printing and distributing sales literature and advertising materials, (g) expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising, and (h) the costs of building and maintaining a database of prospective shareholders and of obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Fund may, from time to time, deem advisable.

IV. REPORTS

     A. The Board shall be provided with and shall review, at least quarterly, a written report of the amounts expended and the purposes for which such expenditures were made in relation to the Investor Class Shares of the Portfolios under this 12b-1 Plan by (i) the Distributor and Authorized Persons with respect to Distribution Activities (as defined below) under the Distribution Agreement and the Authorized Distributor Agreements and the purposes for which such expenditures were made and (ii) the Service Organizations pursuant to the Shareholder Services Agreements (including with respect to Service Activities (as defined below)).

     B. For purposes of this 12b-1 Plan, “Distribution Activities” shall mean any activities in connection with the performance by Distributor or Authorized Persons of activities contemplated by this 12b-1 Plan, by Distributor of its obligations under the Distribution Agreement or by an Authorized Person of its activities under the Authorized Distributor Agreement to which it is a party, including in each case activities that may be deemed to be “Service Activities.” “Service Activities” shall mean activities in connection with the provision by Distributor, an Authorized Person or a Service Organization, as applicable, of personal services within the meaning of the definition of “service fee” for purposes of Rule 2830(b) of the Conduct Rules of the National Association of Securities Dealers, Inc. Overhead and other expenses of Distributor related to its Distribution Activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for “Distribution Activities.”

V. TERM

     This 12b-1 Plan shall not become effective unless:

     A. it has been approved by a vote of at least a majority of the outstanding voting securities of the Investor Class Shares of the Portfolios (which may consist of the initial sole shareholder, to the extent required by Rule 12b-1);

     B. it has been approved by votes of a majority of both: (a) the Board; and (b) those Directors of the Fund who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this 12b-1 Plan or any agreements related thereto (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval; and

     C. until the Directors of the Fund who approve this 12b-1 Plan’s taking effect with respect to the Investor Class Shares of the Portfolios have reached the conclusion, in light of their fiduciary duties and exercising reasonable business judgment, that there is a reasonable likelihood that this 12b-1 Plan will benefit the Fund and its shareholders, as required by Rule 12b-1(e) under the 1940 Act.

     If approved as set forth above, this 12b-1 Plan shall continue thereafter in full force and effect with respect to the Investor Class Shares of the Portfolios for so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this 12b-1 Plan in Sections V.B and V.C.

VI. TERMINATION

     This 12b-1 Plan may be terminated at any time without penalty by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Investor Class Shares of the Portfolios.

VII. AMENDMENTS

     This 12b-1 Plan may not be amended to increase materially the amount of fees provided for in Section II hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Investor Class Shares of the Portfolios, and may not be amended in any other material respect unless approved in the manner provided for approval and annual renewal in Sections V.B and V.C. hereof.

VIII. INDEPENDENT DIRECTORS

     While this 12b-1 Plan is in effect, the selection and nomination of the Independent Directors shall be committed to the discretion of the Independent Directors.

IX. DEFINITIONS

     As used in this 12b-1 Plan, the terms “majority of the outstanding voting securities” and “interested person” shall have the same meaning as those terms have in the 1940 Act.

X. RECORDS

     The Fund shall preserve copies of this 12b-1 Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section IV hereof for a period of not less than six (6) years from the date of this 12b-1 Plan, the first two years in an easily accessible place.

XI. SEVERABILITY

     If any provision of this 12b-1 Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this 12b-1 Plan shall not be affected thereby.

     IN WITNESS WHEREOF, the Fund has executed this 12b-1 Plan on the day and year set forth below.

     Dated as of June 21, 2006.

FFTW Funds, Inc.

By:	/s/ Stephen P. Casper
Name:	Stephen P. Casper
Title:	President, Director and CEO

SCHEDULE A

Participating Portfolios as of June 21, 2006

U.S. Short-Term Portfolio

Limited Duration Portfolio

Mortgage-Backed Portfolio

Worldwide Portfolio

Worldwide Core Portfolio

International Portfolio

U.S. Inflation-Indexed Portfolio

Global Inflation-Indexed Hedged Portfolio